Designated Filer: Michael Graff
Issuer & Ticker Symbol:   Builders FirstSource, Inc. (BLDR)
Date of Event Requiring Statement: March 12, 2008


                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) Building Products, LLC is the direct record owner of 17,605,103 shares of Builders FirstSource, Inc. Common Stock ("Common Stock"). By virtue of its position as a member of Building Products, LLC and pursuant to the Amended and Restated Limited Liability Company Agreement of Building Products, LLC, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), may be deemed to be the beneficial owner of 8,652,551.5 shares of Common Stock. The sole general partner of WP IX is Warburg Pincus IX LLC, a New York limited liability company ("WP IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of the securities reported as beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.

Through a series of purchases on November 30, 2006, December 1, 2006, and December 4, 2006, WP IX is the direct record owner of an additional 72,500 shares of Common Stock. Through a series of purchases on March 14, 2007, WP IX is the direct record owner of an additional 39,585 shares of Common Stock. Through a series of purchases on February 27, 2008, February 28, 2008, February 29, 2008, March 3, 2008, March 4, 2008, March 5, 2008, March 6, 2008, March 7,
2008, March 10, 2008 and March 11, 2008, WP IX is the direct record owner of an additional 290,256, shares of Common Stock. Through a series of purchases on March 12, 2008, WP IX is the direct record owner of an additional 500 shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of the securities reported as beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.

Mr. Graff, who became a director of Builders FirstSource, Inc. on February 27, 2006, is a Partner of WP, and a Member and Managing Director of WP LLC. As such, Mr. Graff may be deemed to have an indirect pecuniary interest (within the meaning of 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX. Mr. Graff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. Mr. Graff does not directly own any shares of Common Stock.